Exhibit 99.1

TowerCo II Holdings LLC

and Subsidiaries

Consolidated Financial Report

June 30, 2012

Contents

Financial Statements

Consolidated balance sheets	1

Consolidated statements of income	2

Consolidated statements of cash flows	3 - 4

Notes to consolidated financial statements	5 - 15

TowerCo II Holdings LLC and Subsidiaries

Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(Dollars in Thousands)

	2012	2011
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,318	$10,025
Accounts receivable, less allowance for doubtful accounts of $69 and $51 at June 30, 2012 and December 31, 2011, respectively	1,507	478
Prepaid expenses and other	7,871	8,309

Total current assets	15,696	18,812
Property, Equipment and Leasehold Improvements, net	500,596	505,538

Network Location Intangibles, net	145,676	152,151

Debt Issuance Costs, net	6,724	6,622

Other	46,039	34,477

Total assets	$714,731	$717,600

Liabilities and Members’ Interest
Current Liabilities
Accounts payable	$1,129	$2,042
Accrued expenses	19,469	17,038
Current portion of long-term debt	4,000	4,000

Total current liabilities	24,598	23,080

Asset Retirement Obligation	31,702	30,192

Long-Term Debt, less current portion	391,000	397,000

Other Long-Term Liabilities	51,781	46,751

Total liabilities	499,081	497,023

Commitments (Notes 4 and 6)

Members’ Interest	215,650	220,577

Total liabilities and members’ interest	$714,731	$717,600

See Notes to Consolidated Financial Statements.

TowerCo II Holdings LLC and Subsidiaries

Consolidated Statements of Income

Six Months Ended June 30, 2012 and June 30, 2011

(Unaudited)

(Dollars in Thousands)

	2012	2011
Revenues	$77,933	$67,106

Operating expenses:
Cost of operations, excluding depreciation, amortization and accretion expenses	33,713	35,956
Selling, general and administrative expenses	7,945	7,264
Depreciation, amortization and accretion expenses	28,236	27,299
Expense related to company sale (Note 9)	2,162	—

Total operating expenses	72,056	70,519

Income (loss) from operations	5,877	(3,413)

Other (expense) income:
Interest expense	(10,645)	(10,670)
Change in value of interest rate caps	(119)	(1,164)
Net gain on disposal of property, equipment and leasehold improvements	42	48
Loss on early extinguishment of debt	—	(6,620)

Total other expense	(10,722)	(18,406)

Loss before income taxes	(4,845)	(21,819)
Income tax provision	(87)	(78)

Net loss	$(4,932)	$(21,897)

See Notes to Consolidated Financial Statements.

TowerCo II Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2012 and June 30, 2011

(Unaudited)

(Dollars in Thousands)

	2012	2011
Cash Flows From Operating Activities
Net loss	$(4,932)	$(21,897)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expenses	28,236	27,299
Amortization of debt issuance costs in interest expense	725	725
Provision for doubtful accounts	18	20
Change in value of interest rate caps	119	1,164
Non-cash equity compensation	5	—
Net gain on disposal of property, equipment and leasehold improvements	(42)	(48)
Loss on early extinguishment of debt	—	6,620
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(1,047)	334
Increase in prepaid expenses and other	(11,252)	(3,192)
Increase (decrease) in accounts payable, accrued expenses and other long-term liabilities	6,535	(1,921)

Net cash provided by operating activities	18,365	9,104

Cash Flows From Investing Activities
Purchase of property, equipment and leasehold improvements	(15,244)	(10,211)
Purchase of intangible assets	(15)	(126)
Purchase of interest rate caps	—	(1,663)
Proceeds from sale of property, equipment, intangibles, and leasehold improvements	13	93

Net cash used in investing activities	(15,246)	(11,907)

Cash Flows From Financing Activities
Proceeds from long-term debt	3,000	405,000
Payments on long-term debt	(9,000)	(206,000)
Debt issuance costs	(826)	(7,856)
Distributions to members	—	(200,391)

Net cash used in financing activities	(6,826)	(9,247)

(Continued)

TowerCo II Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Six Months Ended June 30, 2012 and June 30, 2011

(Unaudited)

(Dollars in Thousands)

	2012	2011
Net decrease in cash and cash equivalents	$(3,707)	$(12,050)
Cash and cash equivalents:
Beginning	10,025	15,267

Ending	$6,318	$3,217

Supplemental Disclosures of Cash Flow Information
Income taxes paid	$90	$73

Interest paid	$12,370	$10,216

Supplemental Schedule of Noncash Investing and Financing Activities
Asset retirement obligation incurred in connection with purchase of property, equipment, and leasehold improvements and ground lease amendments	$168	$77

See Notes to Consolidated Financial Statements.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

TowerCo II Holdings LLC (“TowerCo”) was formed as a Delaware limited liability company on April 16, 2008. The majority of the Class A Units are held by Tailwind Holdings (“ERISA”) UBTI, LP, Tailwind TowerCo II Holdings LLC, Soros Strategic Partners II LP, Altpoint TowerCo Holdings LLC, and Vulcan Tower Holdings LLC (see Note 8).

TowerCo and its wholly owned subsidiaries (collectively referred to as the “Company”) develop and own communication towers in 46 states, Puerto Rico and the District of Columbia. At June 30, 2012, the Company owned 3,258 tower sites and generates revenues by leasing space on these towers primarily to wireless service providers.

In the preparation of the accompanying unaudited consolidated interim financial statements, certain information and disclosures normally included in comprehensive annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. Management believes that the disclosures included in these consolidated interim financial statements are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and notes thereto of TowerCo for the year ended December 31, 2011. In the opinion of management, all adjustments necessary to present fairly TowerCo’s financial position as of June 30, 2012, results of operations for the six months ended June 30, 2012 and 2011, and cash flows for the six months ended June 30, 2012 and 2011 have been included. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of TowerCo and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The significant estimates made by management relate to the fair value and estimated useful lives of long-lived assets, accrued tower construction costs, valuation of management units and assumptions related to asset retirement obligations. These estimates ultimately may differ from actual results and such differences could be material.

Revenue recognition: Revenues from leasing and licensing activities are recognized when earned based on lease or license agreements. Rate increases based on fixed escalation clauses that are included in lease or license agreements are recognized on a straight-line basis over the non-cancelable term of the license or lease. The amounts related to the straight-lining of tenant leases are $35.0 million and $26.9 million as of June 30, 2012 and December 31, 2011, respectively, and are reflected in Other assets on the consolidated balance sheets. Revenues from fees, such as structural analysis fees and site inspection fees, are recognized upon delivery of the related product or service. Amounts received but not yet earned are reflected as unearned revenue. As of June 30, 2012, unearned revenue of $11.3 million and $3.9 million, respectively, are expected to be recognized as revenue during the twelve months ending June 30, 2013 and during periods subsequent to June 30, 2013. As of December 31, 2011, unearned revenue of $10.1 million and $3.4 million, respectively, are expected to be recognized as revenue during 2012 and during periods subsequent to 2012.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Cash and cash equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At times, the Company maintains deposits with banks in amounts in excess of federal depository insurance limits but believes such amounts do not represent a significant credit risk. Cash and cash equivalents also include restricted cash of $0 and approximately $50,000 as of June 30, 2012 and December 31, 2011, respectively.

Property, equipment and leasehold improvements: Property, equipment and leasehold improvements are recorded at cost or at estimated fair value (in the case of acquired properties), adjusted for asset impairment and estimated asset retirement obligations. The Company capitalizes costs incurred in bringing property and equipment to an operational state. Costs clearly associated with the acquisition, development and construction of property and equipment are capitalized as a cost of the assets. Indirect costs that relate to several assets are capitalized and allocated to the assets to which the costs relate. Indirect costs that do not clearly relate to projects under development or construction are charged to expense as incurred.

Depreciation on property and equipment, excluding towers, is computed using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Depreciation on towers is computed using the straight-line method over the estimated useful life of the shorter of 15 years or the minimum lease term of the underlying ground lease, including estimated renewals. Depreciation on leasehold improvements is computed using the straight-line method over the shorter of the expected lease term or the estimated useful life of the leasehold improvements.

The Company evaluates property, equipment, and leasehold improvements, as well as network location intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability of these assets is based on an estimate of the undiscounted future cash flows resulting from the use of the assets and their eventual disposition. In the event such cash flows are not expected to be sufficient to recover the carrying value of the assets, the useful lives of the assets are revised or the assets are written down to their estimated fair values.

Expenditures for maintenance and repairs are expensed as incurred. Betterments, improvements and extraordinary repairs which increase the value or extend the life of an asset are capitalized and depreciated over the remaining estimated useful life of the respective asset.

Network location intangibles: At the acquisition date of towers, the Company classifies the fair value of future tenant leases anticipated to be added to acquired towers as network location intangibles. These intangibles are estimated to have an economic useful life consistent with the economic useful life of the related tower assets, which is typically 15 years. Amortization is provided using the straight-line method over the estimated useful life, as the benefit associated with these intangible assets is anticipated to be derived evenly over the life of the assets.

Debt issuance costs: The Company capitalizes costs relating to the issuance of long-term debt. The costs are amortized using the straight-line method over the term of the related debt, which approximates the effective interest method.

Asset retirement obligation: The Company complies with the provisions of the Asset Retirement and Environmental Obligations topic of the FASB Accounting Standards Codification (“ASC 410”). ASC 410 addresses the financial accounting and reporting requirements associated with the Company’s contractual or legal obligation to retire tangible long-lived assets and the related asset retirement costs.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

The fair value of a liability for asset retirement obligations is recognized in the period in which it is incurred and can be reasonably estimated. Such asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. Fair value estimates of liabilities for asset retirement obligations generally involve discounting of estimated future cash flows. Periodic accretion of such liabilities due to the passage of time is recorded as an accretion expense as part of operating expenses. The Company has certain legal obligations related to tower assets, principally obligations to remediate leased land on which certain of the Company’s tower assets are located. The significant assumptions used in estimating the Company’s aggregate asset retirement obligation are: timing of tower removals; cost of tower removals; timing and number of land lease renewals; expected inflation rates; and credit-adjusted risk-free interest rates that approximate the Company’s incremental borrowing rate.

Activity in the asset retirement obligation for the six months ended June 30, 2012 and 2011 is as follows (in thousands):

	2012	2011
Balance, beginning	$30,192	$27,240
Additions	168	77
Adjustments due to lease amendments	—	(1,124)
Discharge of asset retirement obligation	(306)	(369)
Accretion due to passage of time	1,648	1,454

Balance, ending	$31,702	$27,278

Significant concentrations and credit risk: The Company’s credit risk consists primarily of accounts receivable with national, regional and local wireless communications providers. The Company performs periodic credit evaluations of its customers’ financial condition and provides allowances for doubtful accounts, as required, based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company generally does not require collateral. The following is a list of significant customers and the percentage of total revenue derived from such customers for the six months ended June 30, 2012 and 2011.

	2012	2011
Sprint Nextel	57.3%	55.0%
AT&T	10.8	10.3

	68.1%	65.3%

Sprint Nextel accounted for 8.7% and 5.6% of total accounts receivable at June 30, 2012 and December 31, 2011, respectively. AT&T accounted for 1.1% and 11.8% of total accounts receivable at June 30, 2012 and December 31, 2011, respectively. Two other customers comprised 43.3% and 11.5% of total accounts receivable at June 30, 2012, and three other customers comprised 21.0%, 17.1% and 11.8% of total accounts receivable at December 31, 2011.

Income taxes: The Company is a limited liability corporation (“LLC”) and is treated as a partnership for federal and state income tax purposes, except for those states that do not recognize pass-through treatment and impose “entity-level” income taxes. Accordingly, income, losses and credits are passed through directly to the members. As an LLC, each member’s liability is limited to the extent of their individual capital account. However, one of the Company’s subsidiaries, TowerCo Staffing, Inc., is a taxable entity. For that subsidiary, the liability method is used in accounting for income taxes, and deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

As part of the process of preparing the consolidated financial statements, the Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from differing treatment of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities. The Company must then assess the likelihood that its deferred income tax assets will be recovered from future taxable income. To the extent that the Company believes that recovery is not more likely than not, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance recorded against net deferred income tax assets.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state, or local tax authorities for years before 2008.

Property taxes: The Company typically receives notifications and invoices in arrears for property taxes associated with the tangible personal property and real property used in its site leasing business. As a result, the Company recognizes property tax expense, which is reflected as a component of cost of operations, based on its best estimate of anticipated property tax payments related to the current period. The Company considers several factors in establishing this estimate, including the historical level of incurred property taxes, the location of the property, awareness of jurisdictional property value assessment methods and industry related property tax information. If estimates regarding anticipated property tax expenses are incorrect, a future increase or decrease in cost of operations may be required. Accrued property tax at June 30, 2012 and December 31, 2011 is $2.3 million and $1.8 million, respectively, and reflected within accrued expenses on the consolidated balance sheets.

Financial instruments: The carrying amount of cash and cash equivalents approximates fair value for these instruments. The carrying amount of long-term debt approximates fair value due to its variable interest rate approximating a market rate. Interest rate caps are reported at fair value. These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Derivative financial instruments: Derivative financial instruments are recognized as either assets or liabilities at their fair value in the balance sheet with the changes in the fair value reported in current period income. The only derivative financial instruments at June 30, 2012 and December 31, 2011 are interest rate caps with fair values of less than $0.1 million and $0.1 million, respectively, and these are reported on the balance sheets within other long-term assets. During February 2011, the Company purchased three interest rate caps for $0.9 million which terminate in February 2014. During February 2011, the Company also paid $0.1 million to extend the termination date of its existing interest rate caps, previously purchased for an aggregate amount of $2.9 million during 2009 and 2010, to February 2014. At June 30, 2012, the Company’s caps have a total notional amount of $200 million and require the bank to pay TowerCo an amount equal to the excess of the 3-month LIBOR over the cap rate of 3%, if any. The caps do not qualify for hedge accounting. Changes in the fair value of the instruments are recorded on the income statement as change in value of interest rate cap. The Company recognized losses of $0.1 million and $1.2 million during the six months ended June 30, 2012 and 2011, respectively, on these instruments.

The Company is exposed to certain risks relating to its ongoing business operations. The primary risk managed by using its derivative instruments is interest rate risk. An interest rate cap is entered into to manage interest rate risk associated with the Company’s variable-rate borrowings. The Company is exposed to credit losses in the event of significant changes of interest rates in the future.

Member interest-based compensation: Member interest-based compensation is recognized as compensation expense measured at fair value on the grant date in accordance with FASB ASC 718 Compensation – Stock Compensation.

Costs of operations: Costs of operations consist of direct costs incurred to provide the related services including ground lease cost, tower maintenance and related real estate taxes. Costs of operations do not include depreciation and accretion expense on the related assets.

Losses on executory contracts: In connection with tower land leases and tower antenna space leases as further described in Note 4, certain tower sites may generate future lease expense in excess of current contractual lease revenue over the remaining term of the respective agreements. The Company recognizes losses on these executory contracts as incurred.

Employee benefit plans: The Company provides a 401(k) plan for the benefit of all its employees meeting specified eligibility requirements. The Company’s contributions were $0.2 million for each of the six months ended June 30, 2012 and 2011.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements consist of the following at June 30, 2012 and December 31, 2011 (in thousands):

	2012	2011
Towers	$578,235	$574,361
Land easements	69,228	57,971
Furniture and fixtures	558	551
Equipment	1,852	1,820
Leasehold improvements	87	87
Software	972	885
Autos	78	123
Data	92	—

	651,102	635,798
Less accumulated depreciation	(152,213)	(131,903)

	498,889	503,895
Construction in progress	1,707	1,643

	$500,596	$505,538

Towers are generally located on land leased by the Company. Such leases generally have initial terms of five years with options for renewal. The Company assumes that tower land leases will be renewed through the life of the existing tenant leases. In order to secure permanent rights to land under its towers, the Company routinely purchases perpetual easements for that land.

Note 3. Network Location Intangibles

When the Company acquires towers accounted for as asset acquisitions, the Company allocates the purchase price to property, equipment and leasehold improvements and any related tangible property and intangible assets, referred to as a “network location intangible”, based on their relative estimated fair values.

The gross and net carrying amounts for network location intangibles are as follows at June 30, 2012 and December 31, 2011 (in thousands):

	2012	2011
Gross carrying amount	$194,601	$194,586
Less accumulated amortization	(48,925)	(42,435)

Network location intangibles, net	$145,676	$152,151

Estimated amortization expense on the Company’s network intangibles is $6.5 million for the six months ending December 31, 2012 and $13.0 million for each of the next four years thereafter.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Leases

As lessee: The Company leases land and office facilities under noncancelable operating leases which have expiration dates at various times through 2111. Towers are generally located on land leased by the Company. Such leases generally have initial terms of five years with options for renewal. The following is a schedule of future minimum lease payments for operating leases as of June 30, 2012, assuming renewal of tower land leases, to the extent contractually available, through the life of the existing tenant leases, including renewals (in thousands):

Year Ending December 31,	Amount
2012	$26,218
2013	53,384
2014	54,455
2015	55,282
2016	56,269
Thereafter	999,000

$1,244,608

Total rent expense incurred was $31.4 million and $32.5 million for the six months ended June 30, 2012 and 2011, respectively. Rate increases based on fixed escalation clauses that are included in tower land lease agreements are recognized on a straight-line basis over the same period described above. The amounts related to the straight-lining of tower land leases are $47.9 million and $43.3 million at June 30, 2012 and December 31, 2011, respectively, and are reflected in other long-term liabilities on the consolidated balance sheets.

As lessor: The Company leases antenna space on multi-tenant towers to a variety of wireless service providers under noncancelable operating leases. The tenant leases are generally for initial terms of five to ten years and include options for renewal. As of June 30, 2012, future minimum rental receipts under operating leases that have initial or remaining noncancelable terms are as follows (in thousands):

Year Ending December 31,	Amount
2012	$60,194
2013	141,807
2014	134,646
2015	116,578
2016	81,240
Thereafter	319,938

$854,403

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Income Taxes

The Company’s loss before income taxes for the six months ended June 30, 2012 and 2011 is broken down as follows (in thousands):

	2012	2011
Income (loss) before income taxes:
Flow through entities	$(5,079)	$(22,027)
Taxable entity	234	208

Loss before income taxes	$(4,845)	$(21,819)

The reconciliation of income taxes computed at the U.S. federal statutory rate to income tax expense for the six months ended June 30, 2012 and 2011 is as follows:

	2012	2011
Federal income tax benefit at statutory rate	—%	—%
Income taxes in taxable subsidiary	1.80	0.36

Effective income tax rate	1.80%	0.36%

The Company’s taxable subsidiary, TowerCo Staffing, Inc., has deferred income tax amounts as follows at June 30, 2012 and December 31, 2011 (in thousands):

	2012	2011
Current:
Deferred income tax assets:
Accrued expenses	$211	$209

Total net deferred income taxes, current	$211	$209

Note 6. Long-Term Debt

On February 2, 2011, the Company amended and restated a prior credit facility, creating a $440 million Senior Secured Credit Facility (the “2011 Credit Facility”). The 2011 Credit Facility includes a $400 million term loan (the “2011 Term Loan”) that bore interest at a rate of LIBOR plus 3.75%, with a LIBOR floor of 1.50%. The Company incurred costs of $7.3 million related to the 2011 Term Loan, which are being amortized over the life of the loan. The 2011 Term Loan requires the Company to re-pay $1 million of principal at the end of each quarter, beginning June 30, 2011 through December 31, 2016, with the $377 million balance due on February 2, 2017. The current portion of the long-term debt was $4.0 million at June 30, 2012.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Long-Term Debt (Continued)

On March 23, 2012, the Company amended the 2011 Credit Facility. This amendment reduced the interest rate to LIBOR plus 3.50%, with a LIBOR floor of 1.00%. No other terms of the 2011 Credit Facility were changed in this amendment. The Company incurred costs of $0.8 million related to the amendment of the 2011 Credit Facility, which are being amortized over the remaining life of the loan.

The 2011 Credit Facility also includes a $40 million Revolving Line of Credit (the “2011 Revolver”). The 2011 Revolver bears interest at a rate of LIBOR plus 3.50%. In addition, the Company is required to pay a commitment fee of 0.50% per annum on undrawn portions of the 2011 Revolver and a $150,000 annual administrative fee. The 2011 Revolver expires on February 2, 2015, and any outstanding amounts under the 2011 Revolver are due at that date.

The outstanding amount under the 2011 Revolver was $0 and $4.0 million at June 30, 2012 and December 31, 2011, respectively. At June 30, 2012 and December 31, 2011, the Company was using $1.80 million and $1.75 million of capacity, respectively, on the 2011 Revolver to secure letters of credit securing removal bonds for towers. As such, the available borrowing under the 2011 Revolver was $38.20 million and $34.25 million at June 30, 2012 and December 31, 2011, respectively. The Company incurred costs of $0.5 million related to the 2011 Revolver, which are being amortized over the life of the loan.

The 2011 Credit Facility is collateralized by all of the tangible and intangible assets of the Company. The 2011 Credit Facility contains a number of covenants that, among other things, restrict the Company’s ability to incur additional indebtedness; create liens on assets; merge with or acquire any other company; engage in certain transactions with affiliates; pay dividends or make capital distributions. In addition, the 2011 Credit Facility requires compliance with certain financial covenants including maintaining a maximum debt to pro forma Annualized EBITDA ratio, a minimum interest coverage ratio, and maximum capital expenditure limits, all as further defined in the 2011 Credit Facility. As of June 30, 2012 the Company was in compliance with all required debt covenants. The weighted average interest rate on outstanding borrowings under the 2011 Credit Facility was 4.50% at June 30, 2012. Accrued interest was $1.2 million and $1.7 million at June 30, 2012 and December 31, 2011, respectively, and primarily related to the credit facilities described above.

The Company accounted for the 2011 Credit Facility as an extinguishment of a previous credit facility, and recorded a loss on extinguishment of debt during the six months ended June 30, 2011 of $6.6 million related to the write-off of unamortized debt issuance costs.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Fair Value Measurements

Guidance provided by the FASB defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value are categorized within the fair value hierarchy based upon the level of judgment associated with the inputs used to measure their value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy are described below:

Level 1:	Financial instruments with unadjusted, quoted prices listed on active market exchanges.

Level 2:	Financial instruments determined using prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3:	Financial instruments that are not actively traded on an active exchange. This category includes situations where there is little, if any, market activity for the financial instrument. The prices are determined using significant unobservable inputs or valuation techniques.

Assets measured at fair value on a recurring basis: The Company has interest rate caps which are measured at fair value on a recurring basis; that is, the instruments are measured at fair value at each reporting period. The following tables present the Company’s financial instruments carried on the balance sheet by level within the fair value hierarchy (as described above) as of June 30, 2012 for which a recurring change in fair value has been recorded during the six months ended June 30, 2012 (in thousands):

	June 30, 2012
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest rate caps	$—	$9	$—	$9

The Company’s interest rate caps require the bank to pay the Company an amount equal to the excess of the 3-month LIBOR over the cap rate of 3%, if any. The LIBOR cap rate is observable at commonly quoted intervals for the full term of the caps and is therefore considered a Level 2 item.

TowerCo II Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Members’ Interest

The Company has the authority to issue 740,591 Class A Units, 8,775,000 Class B Units, 8,775,000 Class C Units and 8,775,000 Class D Units. At June 30, 2012, there are 740,591 Class A Units, 8,535,350 Class B Units, 8,718,000 Class C Units and 8,000,000 Class D Units issued and outstanding. Class B Units, Class C Units, and Class D Units are nonvoting (“nonvoting units”).

The Company issued all of the nonvoting units to employees at an aggregate purchase price of nil. Nonvoting units issued vest over three years and do not expire. Vesting can be accelerated upon a change of control as defined. As the nonvoting units were issued at an estimated de minimis fair value, no compensation expense was recorded related to the issuance or vesting. There were 8,338,808 and 8,506,551 vested Class B Units at June 30, 2012 and December 31, 2011, respectively. There were 8,419,697 and 8,299,500 vested Class C Units at June 30, 2012 and December 31, 2011, respectively. There were 7,600,000 vested Class D Units at both June 30, 2012 and December 31, 2011.

In corresponding alphabetical order of the class unit letter, each class of member interest has distribution preference over subsequent classes. For example, Class B Units are eligible to share in distributions only if all Class A Units have received minimum distributions, as defined in the agreements.

Note 9. Subsequent Events

On June 25, 2012, the Company entered into an agreement with SBA Communications Corp. (“SBA”) to sell the Company, excluding its wholly owned subsidiaries TowerCo Staffing, Inc. and TowerCo III Holdings LLC. The closing occurred on October 1, 2012 and the consideration paid by SBA was $1.2 billion in cash and 4.6 million shares of SBA Class A common stock.

As of June 30, 2012, the Company had incurred approximately $2.2 million of costs related to the transaction, primarily professional fees, which are reflected as expenses related to company sale on the consolidated statements of income.

In connection with, and immediately preceding, the above transaction, TowerCo III Holdings LLC and TowerCo Staffing, Inc. (collectively “TowerCo III”) were distributed to the then owners of the Company. TowerCo III retained assets in amounts expected to be needed to satisfy certain liabilities that were also retained by TowerCo III. Those liabilities primarily relate to employee severance and commitments under an operating lease for office space.